EXHIBIT 14

Innovation Beverage Group Limited

29 Anvil Road

SEVEN HILLS NSW 2147

Ph: 02 9620 4574

ABN: 44 625 701 420

CODE OF ETHICS AND BUSINESS CONDUCT

1.             Introduction.

1.1           The Board of Directors of Innovation Beverage Group Pty Limited (together with its subsidiaries, the “Company”) has adopted this Code of Ethics and Business Conduct (the “Code”) in order to:

(a)       ensure a high standard of business conduct and outline the minimum standard of behavior expected from those covered;

(b)       promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(c)       promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), Australian Securities and Investments Commission (“ASIC”) and any other relevant regulatory body, and in other public communications made by the Company;

(d)      promote compliance with applicable governmental laws, rules and regulations;

(e)       promote the protection of Company assets, including corporate opportunities and confidential information;

(f)        promote fair dealing practices;

(g)      deter wrongdoing; and

(h)      ensure accountability for adherence to the Code.

1.2           All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 12, Reporting and Enforcement.

1.3           The Code applies at work and to work related events and out-of-hours activities that are connected to employment or work with the Company.

1.4           All directors, officers and employees must comply with the Code together with policies and any standards, processes and procedures which relate to their daily business activities.

2.             Honest and Ethical Conduct.

2.1           The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2           Each director, officer and employee must act with integrity, observe the highest ethical standards of business conduct and conduct themselves with openness, honesty, fairness and integrity in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

2.3           Each director, officer and employee is expected to treat everyone else with whom they interact in their work with courtesy and respect.

2.4           Each director, officer and employee is expected to comply with all laws that govern operations of the Company and the policies that the Company adopts from time to time.

2.5           The Company expects to compete fairly and ethically for all business opportunities. Directors, officers and employees involved in the negotiation of agreements and contracts must ensure that they act in accordance with all applicable laws. All appropriate approvals must be obtained before contracts are executed. The Company is committed to meeting its contractual obligations.

2.6           A safe and healthy work environment is the responsibility of every director, officer and employee. This obligation includes responsible behavior with respect to the use of alcohol, drugs and tobacco when conducting business and at sponsored activities. Smoking and the use of recreational or non-prescription drugs is not permitted on the Company premises.

2.7           The Company actively supports the principle of equal employment opportunity and expects its directors, officers and employees to practise and support this principle. The policy of the Company is to ensure that is does not engage in discriminatory practices and to make employment and career decisions on the basis of each individual’s ability, performance, experience and requirements of the Company.

2.8           The Company regards personal, physical or sexual harassment as unacceptable. The Company expects and requires its directors, officers and employees to comply with Occupational Health and Safety laws and relevant policies.

3.             Modern Slavery Policy.

3.1           The Company is committed to respecting and supporting the dignity, well-being and human rights of its employees and those who it engages with through its supply chain. This Modern Slavery Policy affirms the Company’s commitment to contribute to ending all forms of modern slavery and outlines its approach to reducing the risk of modern slavery practices within its supply chains and operations.

3.2           The Company seeks to utilize ethical suppliers and expects their support in the identification of modern slavery risks throughout its supply chain.

3.3           Modern slavery describes situations where coercion, threats or deception are used to exploit individuals and undermine or deprive them of their freedom. It takes various forms such as:

(a)       slavery, servitude (coercing someone to provide services) and compulsory labor;

(b)       human trafficking (arranging or facilitating the travel or movement of a victim with a view to them being exploited);

(c)       committing any offence with the intention to commit human trafficking or modern-day slavery; and

(d)      aiding, abetting, counselling or producing any of the above offences.

3.4           The Company is committed to acting ethically and with integrity in all business dealings and to preventing modern slavery and human trafficking in its business or its supply chains. The Company will make all reasonable efforts to ensure that all directors, officers and employees are not engaging in activities as described in this Section 3 of this Code.

3.5           Should the Company become aware of any activity, it will develop an action plan to eradicate the practice in a transparent, timely and efficient manner. Should the supplier be uncooperative, the appropriate action will be taken, including terminating the business relationship, if necessary, by the Company.

3.6           The Company is committed to ensuring adherence to this Modern Slavery Policy as part of its goal in preventing, detecting and reporting modern slavery in any part of its supply chain. All directors, officers and employees must avoid any activity that might lead to, or suggest, a breach of this Modern Slavery Policy. Any suspected instances of modern slavery should be reported.

3.7           Employees may report to their immediate supervisors. Staff and other reporting persons external to the Company may also report using the contact details set out at Schedule 1 of the Company’s Whistleblower Policy.

4.             Conflicts of Interest.

4.1           A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company. Conflicts of interest include actual, apparent and potential conflicts of interest.

4.2           All directors, officers and employees have an obligation to seek to avoid financial, business or other relationships which might be opposed to the interests of the Company or which may conflict with the performance of their duties.

4.3           Directors of the Company are required to act in a manner which is consistent with the best interests of the Company as a whole, free of conflicts of interest.

4.4           Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer, or their family members, are expressly prohibited.

4.5           Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 4.6 or Section 4.7, as applicable.

4.6           Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Chief Operations Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Operations Officer with a written description of the activity and seeking the Chief Operations Officer’s written approval. If the supervisor is personally involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Operations Officer.

4.7           Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Company Secretary.

4.8           All directors, officers and employees and contractors must disclose any activities they or an associate engage in if these relate to:

(a)       the provision of goods or services of any type to the public; and in the case of contractors, the provision of services to any individual or business undertaking any goods or services of any type similar to that undertaken by the Company; or

(b)      any other activity which may give rise to a conflict of interest.

4.9           The activities set out in Section 4.8 are considered potential areas for conflicts of interest. Details of such activities must be submitted to the Board for approval prior to:

(a)       the formal employment or engagement under contract with the Company; or

(b)      the establishment by existing employees or contractors of any activities referred hereto.

4.10         Where the Board does not authorize the activity and the person does not undertake to not engage in the unapproved activities, then:

(a)       for candidates for employment or engagement on contract, they will not be considered; and

(b)       for persons already employed or engaged on contract, that employment or engagement may be terminated, subject to that person’s employment or engagement contract.

5.             Environmental and Social Risks Policy (ESR Policy)

5.1           The objective of this ESR Policy is to ensure that the members of the Company are good corporate citizens in addition to the Board’s commitment to social values and ethical conduct.

5.2           The Company will endeavour to make investments that can deliver long-term and sustainable value creation for the Company. The Company takes its corporate social responsibility obligations seriously and believes that it is important to take ESR issues into consideration in the conduct of its business.

5.3           The Company recognises that how it manages environmental and social risks can affect its ability to create long-term value for security holders.

5.4           This ESR Policy will be reviewed annually, and more frequently if deemed appropriate. Any changes to the ESR Policy will be provided to the Board of the Company for their review and approval.

5.5           The Company believes that Environmental and Social risks are material investment issues and should be considered as part of the investment process, examples of which include (without limitation):

Environmental:

(a)       climate change and its potential impacts on locations where the Company operates and investment;

(b)       pollution and the disposal of construction and operational waste products; and

Social:

(c)       the availability of water and competition for use of water;

(d)       the effectiveness of the Business in managing its standing in the community;

(e)       the Company’s effectiveness in managing labour relations with its workforce;

(f)        effective management of supply chains and monitoring of labour standards;

(g)       workplace diversity and inclusion; and

(h)       native title and the rights of indigenous peoples.

5.6           The Company is committed to integrating consideration of environmental and social risk issues into its investment strategy when selecting and allocating capital.

5.7           The Company does not currently use a specific criteria or mechanisms for measuring the success of its approach to ESR Policy integration in the investment process but will contemplate doing so upon review of this ESR Policy.

5.8           The Company currently believes that it does not have any material exposure to environmental or social risks but is committed to regularly reviewing this position.

5.9           Whether or not the Company has a material exposure to climate change risk will be assessed by reference to the recommendations of the Financial Stability Board’s Task Form on Climate-related Financial Disclosures (TCFD), and if it does, the Company will consider making the disclosures recommended by the TCFD, with such disclosures benchmarked against those made by the Company’s peers.

6.             Compliance

6.1           Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

6.2           Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Legal Department.

6.3           No director, officer or employee may purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material nonpublic information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material nonpublic information regarding the Company or any other company to:

(a)       obtain profit for himself or herself; or

(b)       directly or indirectly “tip” others who might make an investment decision on the basis of that information.

7.             Disclosure.

7.1           The Company’s periodic reports and other documents filed with the SEC, ASIC or any other relevant regulatory body, including all financial statements and other financial information, must comply with applicable federal securities laws, rules and regulations.

7.2           Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

7.3           Each director, officer and employee who is involved in the Company’s disclosure process must:

(a)       be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

(b)       take all necessary steps to ensure that all filings with the SEC, ASIC or any other relevant regulatory body, and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

8.             Protection and Proper Use of Company Assets.

8.1           All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

8.2           All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

8.3           Email and internet systems of the Company have been developed to assist communication with customers, suppliers and between staff. These facilities may not be used for personal gain or in a manner which may breach the law or is inappropriate for an officer or employee of the Company.

8.4           The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

8.5           All directors, officers and employees must not at any time, directly or indirectly, profit from confidential information obtained during the course of duties they perform on behalf of the Company.

8.6           All intellectual property that a director, officer or employee generates in relation to the Company is the property of the Company.

9.             Corporate Opportunities.

9.1           All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

9.2           The Company does not allow the making of payments or payments “in kind” (gifts, favours, etc.) to induce individuals to award business opportunities to the Company or to make a decision in the favour of the Company. This activity is prohibited. The Company recognizes that it is accepted business practice that entertainment and small gifts may be extended to third parties with whom the Company has a relationship. However, any such gifts must be made for a proper purpose.

9.3           A director, officer or employee should not accept personal gifts or extraordinary hospitality, accommodation or travel which may influence, or appear to influence, a business decision.

9.4           Public statements have the potential to breach obligations of the Company in respect to confidential information, securities trading and continuous disclosure. Directors, officers and employees should not make public statements unless authorized by the Chief Operations Officer.

10.           Confidentiality. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

11.           Fair Dealing. Each director, officer and employee must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing practice.

12.           Reporting and Enforcement.

12.1         Reporting and Investigation of Violations.

(a)       Actions prohibited by this Code involving directors or executive officers must be reported to the Company Secretary.

(b)       Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the reporting person’s supervisor or the Chief Operations Officer.

(c)      After receiving a report of an alleged prohibited action, the Company Secretary, the relevant supervisor or the Chief Operations Officer must promptly take all appropriate actions necessary to investigate.

(d)       All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

12.2         Enforcement.

(a)       The Company must ensure prompt and consistent action against violations of this Code.

(b)       If, after investigating a report of an alleged prohibited action by a director or executive officer, the Company Secretary determines that a violation of this Code has occurred, the Company Secretary will report such determination to the Board of Directors.

(c)       If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the Chief Operations Officer determines that a violation of this Code has occurred, the supervisor or the Chief Operations Officer will report such determination to the Chief Executive Officer.

(d)      Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the Chief Executive Officer will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

12.3         Waivers.

(a) Each of the Board of Directors may, in its discretion, waive any violation of this Code.

(b) Any waiver for a director or an executive officer shall be disclosed as required by rules of SEC, Nasdaq, ASIC any other relevant regulatory body of any jurisdiction in which the Company operates.

12.4         Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

ACKNOWLEDGMENT OF RECEIPT AND REVIEW

(To be signed and returned to the Chief Operations Officer.)

I, ___________________, acknowledge that I have received and read a copy of the Code of Ethics and Business Conduct of Innovation Beverage Group Pty Limited. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Chief Operations Officer if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

[RECIPIENT’S NAME]

By:
Name:
Date: